Block & Garden LLP
5949 Sherry Lane
Suite 900
Dallas, Texas 75225

September 29, 2009

SSGI, INC.
8120 Belvedere Road, Suite 4
West Palm Beach, Florida  33411

Re:         Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to SSGI, INC. (the “Company”) in connection with a statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of    7,239,446 shares of common stock, par value $0.001per share, of the Company (the "Shares").

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have: (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company, as we have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

We are members of the bar of the State of Texas and are not licensed or admitted to practice law in any other jurisdiction. Accordingly, we express no opinion with respect to the laws of any jurisdiction other than the laws of the State of Texas, the corporate laws of the State of Florida (including the statutory provisions and all applicable provisions of the Florida Constitution and any reported judicial decisions interpreting these laws) and the federal laws of the United States.

We assume no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof. This opinion may not be relied upon or furnished to any other person except the addressee hereof without the express written consent of this firm.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Block & Garden, LLP
Block & Garden, LLP